THE PARKING REIT INTERNALIZES MANAGEMENT PLATFORM
- Significantly Aligns Interests of Shareholders and Management -
- Enhances Corporate Governance and Simplifies Structure -

LAS VEGAS, NV. (April 3, 2019) –The Parking REIT, Inc. ("the Company") announced today that it has internalized its management platform, creating a transparent and simplified organizational structure. As part of the internalization, the company will acquire and assume substantially all the assets and liabilities from its former external manager, The Parking REIT Advisors (the "Manager"). The internalization is effective April 1, 2019.
The new management structure will enable the Company to continue to benefit from the expertise, platform and industry relationships of the Manager's key employees who will become employees of the REIT. Furthermore, the consideration payable to the Manager for internalization is entirely in the form of common stock, thereby preserving the Company's cash for investment in parking properties. The internalization was unanimously approved by the independent members of the Company's Board of Directors. In approving the internalization, the independent directors noted the potential benefits to the Company summarized below, as well as the fact that the Manager had incurred more than $25 million in unreimbursed expenses for the benefit of the Company.
"We are pleased with the completion of this important step in the Parking REIT's ongoing evolution. With the internalization of our management platform, we have better aligned the interests of the Company, our management and our shareholders, thereby positioning us well for long-term success," stated Mike Shustek, chief executive officer of The Parking REIT.  "With a simplified, well-aligned structure, the Parking REIT is well-prepared for its next phase of growth."
Internalization Rationale
The Company believes that the internalization achieves a number of potential benefits for the Parking REIT. These include:

•	Alignment of interests. Internalization through an all-stock transaction better aligns the interests of management with the interests of the Company and its shareholders.
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Cost-effective.  The internalization should result in a reduction in the Company's overall operating expenses as the Company grows, primarily as a result of terminating management fees paid to the Manager, which fees would have increased as the Company increased its assets.

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Positioned for growth. The internalization mitigates perceived conflicts of interest inherent in external management and could better facilitate the Company's ability to raise capital to support its future growth, including a potential listing of the Company's common stock on a national securities exchange. No assurance can be given that the Company will be successful in raising additional capital or achieving a listing, notwithstanding the internalization.

•	Reflects investor preference for internalized management structures. The internalization may provide access to a broader universe of institutional investors.

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Management expertise. The REIT will continue to have the benefit of the expertise, platform and industry relationships of the Manager's key employees, including the Chief Executive Officer, the President and Chief Operating Officer, and the Chief Financial Officer, who will become employees of the REIT.

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Favorable transaction terms. The consideration for the internalization is to be paid entirely in shares of Common Stock in four installments, which preserves cash for investment in real properties. Up to 1.1 million shares of Common Stock to be issued as the consideration will be subject to the Company's right to repurchase at $17.50 per share. This is expected to potentially limit the total compensation payable to the Manager as a result of the Internalization.

Internalization Details
The terms of the Internalization agreement include the following:
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The Company agreed to issue to the Manager 1,600,000 shares of Common Stock as consideration for the internalization.  The shares are issuable in four equal installments.  The first installment of 400,000 shares of Common Stock was issued on the Effective Date.  The remaining installments will be issued on December 31, 2019, December 31, 2020 and December 31, 2021 (or if December 31st is not a business day, the day that is the last business day of such year).

•	The Company is acquiring and assuming substantially all of the Manager's assets and liabilities.
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This agreement terminates the Second Amended and Restated Advisory Agreement, dated as of May 26, 2017 and the Third Amended and Restated Advisory Agreement, which would have gone into effect upon a listing of the Company's common stock on a national securities exchange, each entered into among the Company, the Manager and MVP REIT II Operating Partnership, LP.

•	At any time on or prior to December 31, 2022, the Company may elect, in its sole discretion, to repurchase up to 1,100,000 shares of Common Stock at a price equal to $17.50 per share of Common Stock.
•	The agreement extends employment to the Company's executive team who are currently employees of the Manager.
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The Manager has waived its rights to receive subordinated compensation of approximately $1.5 million that has been accrued under the existing management agreement and any accrued but unpaid management fees at the date of internalization.

The foregoing summary is not a complete description of all material terms of the internalization. For additional detail on the internalization, please refer to the Form 8-K filed by the Company with the SEC on April 3, 2019.

About The Parking REIT, Inc.
The Parking REIT, Inc. is a publicly registered, non-listed REIT that invests primarily in parking lots and garages in the United States. The Parking REIT's portfolio currently consists of 42 parking facilities located in 17 states with a total of more than 11,000 parking spaces. For more information, please visit TheParkingREIT.com.

Forward-looking statements
This press release contains forward-looking statements within the meaning of federal securities laws and regulations. These forward-looking statements are identified by their use of terms and phrases such as "anticipate," "believe," "continue," "could," "estimate," "expect," "intend," "may," "plan," "project," "should," "will," and other similar terms and phrases, including references to assumptions and forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made.  These risks include, but are not limited to:  our ability to manage the internalization effectively and achieve anticipated cost savings as a result of the internalization; volatility in the debt or equity markets affecting our ability to acquire or sell real estate assets; national and local economic, business and real estate market conditions; the ability to maintain sufficient liquidity and our access to capital markets; our ability to identify, successfully compete for and complete acquisitions; the performance of real estate assets after they are acquired; our ability to complete a listing of shares of our common stock on a national securities exchange; and our ability to provide stockholder value through sales or otherwise dispositions of our properties and other assets. Although The Parking REIT believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, they can give no assurance that the expectations will be attained or that any deviation will not be material. The Parking REIT does not undertake any obligation to update any forward-looking statement contained herein to conform the statement to actual results or changes in expectations.  This press release shall not constitute an offer to sell or the solicitation of an offer to buy securities.

Investor Relations Contact:
Brandon Welch
(702) 857-7471
bwelch@theparkingreit.com

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